Exhibit 99.1

Blackstone Mortgage Trust Completes Acquisition of GE Loan Portfolio

New York, NY – June 29, 2015. Blackstone Mortgage Trust, Inc. (NYSE: BXMT) today announced that it has completed the acquisition of substantially all of the GE Capital Real Estate mortgage loan portfolio.

Steve Plavin, BXMT’s Chief Executive Officer, said, “I’m very pleased with our execution in closing the purchase of the GE loans. We have now acquired $4.8 billion of loans, including the participation interests from the Mubadala-GE joint venture. Because of the accelerated closing timeframe, the third quarter will now fully reflect the increased earnings power from these loans as well as the beneficial impact of greater scale and capital deployment on our ability to generate core earnings and dividends.”

About Blackstone Mortgage Trust

Blackstone Mortgage Trust, Inc. (NYSE: BXMT) is a real estate finance company that originates and acquires senior loans collateralized by properties in North America and Europe. BXMT is externally managed by BXMT Advisors L.L.C., a subsidiary of Blackstone, and is a real estate investment trust traded on the NYSE under the symbol “BXMT.” The company is headquartered in New York City. Further information is available at www.bxmt.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect Blackstone Mortgage Trust’s current views with respect to, among other things, Blackstone Mortgage Trust’s loan portfolio acquisitions and operations and financial performance. These amounts do not represent projections of future results and may not be realized. You can identify these forward-looking statements by the use of words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Blackstone Mortgage Trust believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and under the section entitled “Risks Related to the Loan Portfolio Acquisition” in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, as such factors may be updated from time to time in its periodic filings with the SEC which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. Blackstone Mortgage Trust assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

Investor and Media Relations Contact

Weston Tucker

Blackstone

+1 (888) 756-8443

tucker@blackstone.com